EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS THIRD QUARTER SALES OF $135.6 MILLION, UP 8% COMPARED TO
PRIOR YEAR

THIRD QUARTER EPS $0.20

Cleveland, Ohio — October 27, 2005 — Brush Engineered Materials Inc. (NYSE-BW) today reported that third quarter sales were $135.6 million, up $9.8 million or 8% compared to the third quarter 2004 sales of $125.8 million. Net income for the quarter was $3.9 million, up 14% compared to the prior year. Earnings per share were $0.20 compared to $0.18 for the same quarter of the prior year.

The stronger sales for the third quarter were driven by continued strength in the product applications that the Company serves in the magnetic media, wireless photonics, handset, semiconductor and industrial component market segments. The strength in these areas was offset in part by continued weakness in the Company’s product applications in the telecommunications infrastructure, computer, automotive, and defense markets. Approximately one fourth of the year-over-year sales increase is related to higher precious and base metal prices that the Company has been able to pass on to customers. The third quarter was the eleventh consecutive quarter where sales were higher than the comparable quarter of the prior year.

While earnings for the third quarter improved when compared to the prior year, results were negatively affected by significantly higher material costs, especially copper, as well as an unfavorable product mix. During the quarter copper prices increased by approximately 17% and negatively affected earnings by approximately $0.8 million. The Company can only pass through to customers a portion of the higher copper cost. This, along with the weaker mix and higher costs of other materials, combined to drive the Company’s gross margin down 2.0 points compared to the third quarter of the prior year.

For the first nine months, the Company reported net income of $13.7 million or $0.71 per share diluted on sales of $400.6 million. This compares to net income of $13.8 million or $0.77 per share diluted on sales of $380.3 million for the first nine months of 2004. Year-to-date sales were 5% higher than the same period in 2004. Metal prices passed on to customers and exchange rates accounted for approximately one third of the sales increase. Gross margin as a percent of sales was 21%, down 1.6 points compared to the same period last year. Higher copper prices have negatively impacted earnings by approximately $2.0 million on a year-to-date basis.

BUSINESS SEGMENT REPORTING

Metal Systems Group

The Metal Systems Group consists of Alloy Products, Technical Materials, Inc. (TMI), Beryllium Products and Brush Resources Inc. The Metal Systems Group now includes Brush Resources Inc., our Utah mine and mill, which previously was classified in Other. This reclassification better reflects how the operations are now managed. Brush Resources produces beryllium hydroxide, a raw material input for our beryllium businesses and for sale to an external customer. Prior year results have been adjusted to reflect the change.

The Metal Systems Group’s third quarter sales were $73.8 million, down 4% compared to the third quarter of 2004 sales of $76.7 million. For the first nine months, sales were $231.7 million, up approximately 1% compared to $229.8 million in the prior year. The third quarter operating profit was $0.2 million, about flat with the third quarter 2004 operating profit of $0.3 million. Operating profit for the first nine months was $6.3 million, up 12% compared to the same period of last year.

Alloy Products’ third quarter sales were up 5% to $51.5 million from $48.9 million in the prior year. Approximately 35% of the third quarter sales increase was due to higher copper prices which were passed through to customers. Third quarter sales of Alloy strip products were negatively affected by the normal domestic and European seasonal factors. In addition, demand for our strip products in the telecommunications infrastructure, computer and U.S. automotive electronics markets remained weak throughout the third quarter and as a result, Alloy strip product sales were flat year over year. The softness in these markets was offset in part by the continued progress in the sale of new products targeted for applications in the industrial components markets which include oil and gas, aerospace and heavy equipment. New product sales helped drive Alloy bulk products’ revenue up 17% in the third quarter. Alloy Products’ margins were negatively impacted by higher copper prices, product mix and the third quarter seasonal factors. Alloy Products year to date sales were $155.1 million which compares to $156.1 million in the prior year. The year to date comparison is negatively affected by the strong demand that existed in the earlier quarters of the prior year which was in part driven by customer inventory builds.

TMI’s third quarter sales of $11.8 million were 16% below the third quarter 2004 sales of $14.1 million. Year-to-date sales were $37.1 million, down 13% from the same period last year. TMI’s lower sales are a direct result of the continued weakness for their products in their two largest markets, U.S. automotive electronics and telecommunications.

Beryllium Products’ third quarter sales of $8.0 million were 11% lower than the third quarter 2004 sales. For the first nine months of the year, sales increased 28% to $33.9 million compared to the same period in 2004. The strong year-to-date sales increase was driven by shipments of materials for the NASA James Webb Space Telescope program. The third quarter sales were negatively impacted by the continuing delay in defense spending for the new programs that include our materials.

Brush Resources had sales in the third quarter of $2.5 million compared to $4.7 million for the third quarter of 2004. For the first nine month of the year sales were $5.7 million, up 21% compared to the same period last year.

Microelectronics Group

The Microelectronics Group includes Williams Advanced Materials Inc. (WAM) and Electronic Products.

The Microelectronics Group’s sales for the third quarter of 2005 were $61.9 million, up 26% compared to $49.0 million in the third quarter of 2004. Sales for the first nine months were $168.9 million, 12% higher than 2004 year-to-date sales of $150.5 million. Operating profit for the third quarter was $5.7 million, up 46% compared to $3.9 million for the third quarter of 2004. Operating profit year to date is $14.1 million, about flat with the same period last year due to new product development costs and an unfavorable mix shift driven by a decline in U.S. automotive and telecommunications infrastructure product shipments.

WAM’s third quarter sales were up 34% to $55.6 million compared to $41.5 million for the prior year. Year-to-date, WAM grew 18% to $149.6 million compared to $127.0 million in the prior year. Metal prices that were passed through to customers accounted for 11% of the sales increase for the third quarter and 17% year to date. The sales growth in the third quarter and first nine months of the year is due to the strength of new applications in the magnetic data storage, wireless photonics, handset and semiconductor markets. This strength is expected to continue through the fourth quarter. WAM continued to expand its reach in Asia and Europe to better serve its customer base and also recently completed the acquisition of Thin Film Technology Inc. (TFT) located in Buellton, California. TFT is a provider of precision optical coatings, photo lithography, thin film hybrid circuits, and specialized thin film coatings and services for the defense, medical and other growing commercial markets.

Electronic Products’ third quarter 2005 sales were $6.3 million and first nine months sales were $19.3 million down 17% as compared to the third quarter and first nine months of 2004 due to weaker conditions in U.S. automotive, telecommunications infrastructure and defense.

OUTLOOK

The overall outlook in the Company’s major markets is largely unchanged. While some improvement has been experienced, the weakness reported earlier in the Company’s larger markets, telecommunications infrastructure, computer and automotive electronics continued through the third quarter. The softness in demand for the Company’s products in these markets continues to be offset by strength and ongoing growth for the Company’s materials and new products in the magnetic media, wireless photonic, handset, semiconductor and industrial components markets.

While the Company’s sales outlook, including mix, is somewhat improved from earlier estimates, other factors are now adversely affecting the earnings outlook. Operating margins for the third and fourth quarter 2005 had been expected to be consistent with the prior year. However, raw material price increases, primarily copper, as well as unfavorable mix and higher energy costs have driven gross margins down by approximately three percentage points thus far in 2005.

The Company had previously reported that it expected sales growth for the full year to be in the 4% to 8% range. The Company now believes that sales growth for the year will be in the mid to high end of that range. Although lead times are short and forecasting in this market environment continues to be difficult, the Company currently expects fourth quarter sales to be 8% to 12% ahead of the prior year and in the range of $125.0 to $130.0 million. In the fourth quarter of 2004, the Company shipped approximately $4.8 million of optical mirror material for NASA’s James Webb Space Telescope program. Excluding the Webb business from the year-to-year comparisons, the expected fourth quarter growth in the remainder of the Company’s markets is in the range of 13% to 17%

The Company is taking actions to help mitigate the margin and profit impact of the higher material and energy costs. These include selling price increases, the implementation of energy and commodity surcharges and reductions in other costs. These actions are expected to favorably affect margins as the fourth quarter progresses. Fourth Quarter gross margins are currently expected to improve by up to 1.0 percentage point compared to the third quarter gross margin of 19.1%. Additional benefit is expected in subsequent quarters as these actions become fully implemented. The Company also continues to make good progress with its initiatives to broaden and diversify its base and expand geographically which, when coupled with the continued development and introduction of new products, will continue to enhance overall growth in the fourth quarter and in 2006.

CHAIRMAN’S COMMENTS

Commenting on the results, Gordon D. Harnett, Chairman and CEO, stated, “I am pleased that sales growth exceeded our expectations for the third quarter. This is the eleventh consecutive quarter where sales were higher than the previous year’s performance. Our marketing efforts and new product development are enhancing our growth opportunities. I am, however, disappointed in the earnings performance in the third quarter. We have taken several steps to improve our earnings leverage going forward. We remain disciplined in our strategy and committed to our growth initiatives.”

FORWARD-LOOKING STATEMENTS

Portions of the content set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company’s actual future performance, including performance in the near term, may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets the Company serves, whether defined geographically or by segment, with the major market segments being telecommunications and computer, automotive electronic, magnetic and optical data storage, aerospace and defense, industrial components, and appliance;

•	The successful development and introduction of new products and applications;

•	Actual sales, operating rates and margins in the fourth quarter 2005 and for the full year of 2005;

•	Changes in product mix and the financial condition of key customers;

•	The Company’s success in implementing its strategic plans and the timely and successful completion of any capital projects;

•	Other financial factors, including cost and availability of materials, interest rates, exchange rates, tax rates, pension costs, energy costs, regulatory compliance cost and the cost and availability of insurance;

•	Changes in government regulatory requirements and the enactment of any new legislation that impacts the Company’s obligations;

•	The uncertainties related to the impact of war and terrorist activities; and

•	The conclusion of pending litigation matters in accordance with the Company’s expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:
Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Sept 30,	Dec 31
(Dollars in thousands)	2005	2004
Assets
Current assets
Cash and cash equivalents	$23,153	$49,643
Accounts receivable	67,513	59,229
Inventories	99,809	95,271
Prepaid expenses	11,063	8,348
Deferred income taxes	507	275

Total current assets	202,045	212,766
Other assets	8,513	14,876
Long-term deferred income taxes	650	928
Property, plant and equipment	550,239	540,937
Less allowances for depreciation,
depletion and impairment	378,148	363,318

	172,091	177,619
Goodwill	10,805	7,992

	$394,104	$414,181

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$16,730	$11,692
Current portion of long-term debt	635	19,209
Accounts payable	18,005	13,234
Other liabilities and accrued items	34,485	50,452
Unearned revenue	—	7,789
Income taxes	878	1,591

Total current liabilities	70,733	103,967
Other long-term liabilities	9,345	10,798
Retirement and post-employment benefits	56,770	49,729
Long-term debt	40,916	41,549
Shareholders’ equity	216,340	208,138

	$394,104	$414,181

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited

	Third Quarter Ended		Nine Months Ended
	Sept 30	Oct. 1,	Sept 30	Oct. 1,
(Dollars in thousands except share and per share amounts)	2005	2004	2005	2004
Net sales	$135,614	$125,766	$400,637	$380,267
Cost of sales	109,674	99,182	317,014	294,665

Gross margin	25,940	26,584	83,623	85,602
Selling, general and administrative expenses	19,219	18,773	56,853	56,981
Research and development expenses	1,137	1,130	3,673	3,496
Other-net	(219)	965	3,444	4,284

Operating profit	5,803	5,716	19,653	20,841
Interest expense	1,575	1,955	4,843	6,562

Income before income taxes	4,228	3,761	14,810	14,279
Income taxes	320	330	1,085	524

Net income	$3,908	$3,431	$13,725	$13,755

Per share of common stock: basic	$0.20	$0.18	$0.71	$0.79
Weighted average number
of common shares outstanding	19,227,082	18,936,641	19,216,285	17,414,097
Per share of common stock: diluted	$0.20	$0.18	$0.71	$0.77
Weighted average number
of common shares outstanding	19,372,387	19,308,693	19,371,581	17,756,659

Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	Sept 30,	Oct 1,
(Dollars in thousands)	2005	2004
Net income	$13,725	$13,755
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation, depletion and amortization	16,042	17,339
Amortization of deferred financing costs in interest expense	874	1,084
Derivative financial instrument ineffectiveness	(487)	465
Decrease (increase) in accounts receivable	(8,552)	(18,013)
Decrease (increase) in inventory	(5,906)	(9,371)
Decrease (increase) in prepaid and other current assets	(185)	362
Increase (decrease) in accounts payable and accrued expenses	(9,094)	477
Increase (decrease) in unearned revenue	(7,789)	6,484
Increase (decrease) in interest and taxes payable	(734)	(719)
Increase (decrease) in long-term liabilities	1,870	(3,096)
Other – net	1,791	2,955

Net cash provided from operating activities	1,555	11,722
Cash flows from investing activities:
Payments for purchase of property, plant and equipment	(9,083)	(5,013)
Payments for purchase of business less cash received	(3,982)	—
Payments for mine development	—	(133)
Purchase of equipment previously held under operating lease	(448)	—
Proceeds from sale of property, plant and equipment	45	15
Other investments – net	(48)	14

Net cash used in investing activities	(13,516)	(5,117)
Cash flows from financing activities:
Proceeds from issuance/(repayment) of short-term debt	5,355	3,104
Proceeds from issuance of long-term debt	—	24
Repayment of long-term debt	(19,205)	(29,346)
Issuance of common stock	—	38,749
Issuance of common stock under stock option plans	367	2,855

Net cash provided from (used in) financing activities	(13,483)	15,386
Effects of exchange rate changes	(1,046)	(46)

Net change in cash and cash equivalents	(26,490)	21,945
Cash and cash equivalents at beginning of period	49,643	5,062

Cash and cash equivalents at end of period	$23,153	$27,007

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

(Unaudited)

Note A — Accounting Policies

In management’s opinion, the accompanying consolidated financial statements contain all adjustments necessary to present fairly the financial position as of September 30, 2005 and December 31, 2004 and the results of operation for the three and nine month periods ended September 30, 2005 and October 1, 2004. All of the adjustments were of a normal and recurring nature. Certain items in the prior year have been reclassified to conform to the 2005 consolidated financial statement presentation.

Note B – Inventories

	Sept 30	Dec. 31,
(Dollars in thousands)	2005	2004
Principally average cost:
Raw materials and supplies	$23,155	$22,705
Work in process	80,201	77,438
Finished goods	30,032	27,538

Gross inventories	133,388	127,681
Inventory value	33,579	32,410
Net inventories	$99,809	$95,271

Note C — Comprehensive Income

The reconciliation between net income and comprehensive income for the three and nine month periods ended September 30 and October 1, 2004 is as follows:

	Third Quarter Ended		Nine Months Ended
	Sept 30	Oct. 1,	Sept 30,	Oct. 1,
(Dollars in thousands)	2005	2004	2005	2004
Net income	$3,908	$3,431	$13,725	$13,755
Cumulative translation adjustment	(446)	(267)	(1,443)	(398)
Change in the fair value of derivative
financial instruments	1,123	100	6,772	2,453
Minimum pension liability	—	—	(11,138)	—

Comprehensive income	$4,585	$3,264	$7,916	$15,810

The $11.1 million charge to comprehensive income for the minimum pension liability occurred in the second quarter 2005 as a result of the remeasurement of the domestic defined benefit pension plan.

Note D — Segment Reporting

Effective January 1, 2005, the operating results of Brush Resources Inc. are included as part of the Metal Systems Group. Previously, the operating results of Brush Resources were included as part of All Other in the segment disclosures. Brush Resources sells beryllium hydroxide, produced through its Utah operations, to outside customers and to businesses within the Metal Systems Group. This change is more reflective of how the Company’s businesses are evaluated. The 2004 amounts presented below have been reclassified to reflect this change.

			Total
(Dollars in thousands)	Metal Systems	Micro Electronics	Segments	All Other	Total
Third Quarter 2005

Revenues from external customers	$73,762	$61,852	$135,614	$—	$135,614
Intersegment revenues	832	429	1,261	—	1,261
Operating profit (loss)	240	5,675	5,915	(112)	5,803
Third Quarter 2004

Revenues from external customers	$76,728	$49,038	$125,766	$—	$125,766
Intersegment revenues	867	284	1,151	—	1,151
Operating profit	252	3,900	4,152	1,564	5,716
First Nine Months 2005

Revenues from external customers	$231,746	$168,891	$400,637	$—	$400,637
Intersegment revenues	2,053	1,202	3,255	—	3,255
Operating profit (loss)	6,348	14,137	20,485	(832)	19,653
First Nine Months 2004

Revenues from external customers	$229,815	$150,452	$380,267	$—	$380,267
Intersegment revenues	2,937	971	3,908	—	3,908
Operating profit	5,659	14,193	19,852	989	20,841